Exhibit 10.42

August 13, 2014

VIA EMAIL	PERSONAL & CONFIDENTIAL

Mike Eddy
[REDACTED]

Re:                             Employment Terms

Dear Mike:

I am pleased to extend this formal offer to join Resonant Inc. (the “Company”) as Vice President Marketing.  You will report directly to me, but you will also work closely with Bob Hammond, our CTO, on market intelligence, patent strategy and customer directions.  This is a key position within Resonant.  I’m excited to have you joining us!  This letter sets out the terms and conditions of your employment with Resonant.

Your first day of employment will be Monday, September 8, 2014.  We will pay you a base salary at an annualized rate of $170,000 for full-time employment.  Base salary is payable in accordance with our regular payroll schedule which is currently every two weeks.  You will be eligible for any bonus program adopted generally for all employees.  You will also be considered for discretionary bonus payable in the sole discretion of our Board of Directors.

You will be entitled to paid vacation in accordance with our vacation policy as generally applicable to all employees.  Full-time employees currently accrue paid vacation at an annualized rate of three (3) weeks per year of service, up to a maximum of six (6) weeks of accrued vacation.  You may take your vacation at times mutually acceptable to you and the Company.  In this regard, we would appreciate as much advance warning of your vacations as reasonably possible so that your duties can be covered by others in your absence.  You also will be entitled to our normal paid holidays (typically not fewer than ten (10) days per year).

Your place of employment will be our corporate office in Santa Barbara, California.  You will be required to devote your primary business time, energy, skill, and efforts to faithfully and diligently further the business interests of the Company.

You will be entitled to participate in our employee benefit plans.  These include, among other things, group health insurance and a 401K plan.  We offer matching contributions under our 401K plan up to a maximum of 5% of base salary.  Please note that, as with all companies, we reserve the right to change our employee benefit plans from time to time.

The Company has adopted an equity incentive plan (the “Plan”).  Subject to approval from our Compensation Committee, we will grant you an “incentive” stock option (the “Option”) to purchase Thirty Thousand (30,000) shares of our common stock (“Shares”) at an exercise price equal to the closing price on the NASDAQ Capital Market on the Thursday following your first day of employment.  The Option is subject to all the terms and conditions of the Plan, as well as your execution of our standard equity award agreement.  The Option is also subject to “vesting” which means that you must be employed by us (or are otherwise still rendering services to us) on the applicable vesting date.  Your Option will vest over four (4) years according to the following schedule:

•                                          1,875 Shares vesting on the first business day of your first full calendar quarter of employment; and

•                                          1,875 Shares vesting on the first business day of each subsequent calendar quarter until fully vested (1,875 shares in the last quarter).

Your employment will be on an at-will basis.  This means that you will have the right to terminate your employment at any time with or without cause or notice, and the Company will reserve for itself an equal right.  Upon any termination of your employment, you will be entitled to receive:

•                                          Any base salary earned but unpaid as of your termination or resignation date;

•                                          Payment in lieu of any vacation accrued but unused as of the date of your termination or resignation;

•                                          Any business expenses incurred but not reimbursed (in accordance with Company policy) as of your termination or resignation date; and

•                                          Any amounts or benefits under any Company compensation, incentive, or benefit plans vested but not paid as of your termination or resignation date (according to the payment provisions of such plans).

Your employment is conditioned on your signing and returning the enclosed copies of our standard Employee Invention, Confidentiality and Non-Solicitation Agreement (the “Invention Agreement”) and Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”).  This Letter, the Invention Agreement and the Arbitration Agreement will together form the entire agreement with respect to your employment and supersede any prior agreements between you and the Company on the subject, whether written or oral.  The terms of your employment may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees.

This employment letter is valid for ten (10) business days and will expire if we have not received by that date signed copies of this letter, the Invention Agreement and the Arbitration Agreement.

We look forward to working with you!

Regards,

/s/ Terry Lingren
Terry Lingren
Chairman, Chief Executive Officer and Co-Founder

Enclosures (Invention Agreement and Arbitration Agreement)

Cc:                             Bob Hammond, Chief Technology Officer and Co-Founder
Neal Fenzi, Vice President Engineering and Co-Founder

ACCEPTED AND AGREED:

/s/ Mike Eddy
Mike Eddy